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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)


                   INFORMATION TO BE INCLUDED IN STATEMENTS
                 PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)1



                          LONE STAR INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   54229040
--------------------------------------------------------------------------------
                                 (CUSIP Number)



------------------------------------------------------------------------------
            (Date of Event That Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

      1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 2 OF 9 PAGES
============================                           =========================



--------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Forest Investment Management LLC

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING     --------------------------------------------------------------
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                      Zero.
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 3 OF 9 PAGES
============================                           =========================


--------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Founders Financial Group, L.P.

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [       ]
                                                                  (b)  [       ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING     --------------------------------------------------------------
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                      Zero.
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       3

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 4 OF 9 PAGES
============================                           =========================


-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd, Inc.
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   [   ]
                                                                  (b)   [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
-------------------------------------------------------------------------------
    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING     -------------------------------------------------------------
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.
                  -------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                      Zero.
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       4
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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 5 OF 9 PAGES
============================                           =========================



-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)       [   ]
                                                                (b)       [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING     -------------------------------------------------------------
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.
                  -------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                      Zero.
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                                    [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       5

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 6 OF 9 PAGES
============================                           =========================



ITEM 1.

(A)   NAME OF ISSUER.

      Lone Star Industries, Inc. (the "Issuer").

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      300 First Stamford Place, Stamford, Connecticut  06912-0014.

ITEM 2.

(A)       NAMES OF PERSONS FILING.

          This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest, (c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE. The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

(C)       CITIZENSHIP.

          Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

(D)       TITLE OF CLASS OF SECURITIES.

          This statement relates to shares of Common Stock (the "Common Stock") of the Issuer. (E) CUSIP NUMBER. 54229040. ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)   |_|   Broker or dealer registered under Section 15 of the Act,

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act,


                                       6

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 7 OF 9 PAGES
============================                           =========================


(c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act,

(d)   |_|   Investment  Company  registered  under Section 8 of the Investment
            Company Act,

(e)   |X|   Investment  Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,

(f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

(g)   |_|   Parent Holding Company,  in accordance with Rule  13d-1(b)(ii)(G);
            SEE Item 7,

(h)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.           OWNERSHIP.

(A)   AMOUNT BENEFICIALLY OWNED.

      None of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns any shares of Common Stock.

(B)   PERCENT OF CLASS.

      Not applicable.

(C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

      Not applicable.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7.     IDENTIFICATION   AND   CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
            ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
            COMPANY.

      Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

                                       7

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 8 OF 9 PAGES
============================                           =========================


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       8

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============================                           =========================
    CUSIP NO. 54229040                 13G                 PAGE 9 OF 9 PAGES
============================                           =========================




                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                    FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 4, 2000            By:  /S/ MICHAEL A. BOYD
                                       ---------------------
                                       Michael A. Boyd, Chairman


                                    FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 4, 2000            By:  /S/ MICHAEL A. BOYD
                                       ---------------------
                                       Michael A. Boyd, Chairman



                                    MICHAEL A. BOYD, INC.



Dated: February 4, 2000             By:   /S/ MICHAEL A. BOYD
                                        ---------------------
                                        Name:  Michael A. Boyd
                                        Title:  President


                                    MICHAEL A. BOYD



Dated:  February 4, 2000            By:   /S/ MICHAEL A. BOYD
                                       ---------------------
                                       Name: Michael A. Boyd


                                       9